Exhibit 99.1

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH CORPORATION ANNOUNCES RESIGNATION

OF RONALD C. DRABIK AND OFFICER APPOINTMENTS

LEWISVILLE, Texas (September 10, 2004) — Horizon Health Corporation (NASDAQ/NM:HORC) announced today that Ronald C. Drabik has voluntarily resigned his position with the Company to accept other employment, effective October 2, 2004. Mr. Drabik has served as the Senior Vice President – Finance and Administration and Chief Financial Officer of the Company since July 1999.

Ken Newman, President of Horizon Health, stated, “We have very much appreciated Ron’s services and devotion to the Company over the past five years. He has been a value-added member of our senior management team. We wish him the best of success in his new endeavor. While we will greatly miss his abilities, the Company is fortunate that it has in place a strong management team to handle the transition of responsibilities.”

Ron Drabik stated, “Horizon Health is a great company with a strong leadership team. It’s with sadness that I leave my Horizon work family to relocate to Florida with my wife Linda to be near our nuclear family.”

The Company also announced that John E. Pitts has been appointed Senior Vice President – Finance. Mr. Pitts has been with the Company for 11 years and most recently served as the Vice President of Finance. He will be the principal financial officer of the Company. In addition, the Company has changed the officer title for David K. Meyercord to Senior Vice President – Administration and General Counsel of the Company. Mr. Meyercord will assume some of the administrative responsibilities previously handled by Mr. Drabik.

Horizon Health Corporation is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and behavioral services to businesses and managed care organizations.

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